BRIDGE BUILDER TRUST

AMENDMENT NO. 1

to the

AGREEMENT AND DECLARATION OF TRUST

The undersigned, being at least a majority of the Trustees of Bridge Builder Trust (the “Trust”), an open-end investment management company established under the laws of the State of Delaware, and being authorized by Article VIII, Section 4 of the Trust’s Agreement and Declaration of Trust (the “Declaration of Trust”) to effect this amendment, do hereby amend, effective upon the signing of this instrument, the Declaration of Trust as follows:

Article V, Section 2 is hereby amended and restated in its entirety as follows:

Section 2. Voting Power and Meetings. Meetings of the Shareholders may be called by the Trustees for the purposes of electing Trustees as provided in Section 1 of this Article V and for such other purposes as may be prescribed by law, by this Declaration of Trust or by the Bylaws. Meetings of the Shareholders may also be called by the Trustees from time to time for the purposes of taking action upon any other matter deemed by the Trustees to be necessary or desirable. Meetings of the Shareholders shall be called by any Trustee upon written request of Shareholders holding, in the aggregate, not less than 10% of the Shares, such request specifying the purpose or purposes for which such meeting is to be called. A meeting of Shareholders may be held at a physical location within or without the State of Delaware, or may be held solely by means of remote communication, or both at a physical location and by means of remote communication, in each case as designated by the Trustees or the officers of the Trust. Written notice of any meeting of Shareholders shall be given or caused to be given by the Trustees by mailing such notice at least seven (7) days before such meeting, postage prepaid, stating the time and place of the meeting, to each Shareholder at the Shareholder’s address as it appears on the records of the Trust. Whenever notice of a meeting is required to be given to a Shareholder under this Declaration of Trust, a written or electronic waiver thereof, executed before or after the meeting by such Shareholder or his or her attorney thereunto authorized and filed with the records of the meeting, or actual attendance at the meeting of Shareholders in person or by proxy, shall be deemed equivalent to such notice.

This Amendment may be executed in a number of counterparts, all of which shall be deemed one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being at least a majority of the Trustees of the Trust, have executed this Amendment as of this 8th day of September, 2021.

/s/ Jean E. Carter	/s/ Merry L Mosbacher
Jean E. Carter	Merry L. Mosbacher

/s/ Michelle M. Keeley	/s/ William E. Fiala
Michelle M. Keeley	William E. Fiala

/s/ John M. Tesoro
John M. Tesoro

Signature Page

Amendment No. 1 to the Agreement and Declaration of Trust